Exhibit 99.1

Gladstone Capital Announces Monthly Cash Distributions for April, May and June 2017 and Second Fiscal Quarter Earnings Release and Conference Call Dates

MCLEAN, Va., April 11, 2017 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the “Company”) announced today that its board of directors declared the following monthly cash distributions for April, May and June 2017 and also announced its plan to report earnings for the second fiscal quarter ended March 31, 2017.

Cash Distributions:

Common Stock: $0.07 per share of common stock for each of April, May and June 2017, payable per the table below. The Company has paid 162 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid eight consecutive quarterly common stock cash distributions.

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
April 19	April 21	April 28	$0.07
May 17	May 19	May 31	$0.07
June 19	June 21	June 30	$0.07
Total for the Quarter:			$0.21

Term Preferred Stock: $0.140625 per share of the Company’s 6.75% Series 2021 Term Preferred Stock (“Term Preferred Stock”) for each of April, May and June 2017, payable per the table below. The Term Preferred Stock trades on the NASDAQ under the symbol “GLADO.”

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
April 19	April 21	April 28	$0.140625
May 17	May 19	May 31	$0.140625
June 19	June 21	June 30	$0.140625
Total for the Quarter:			$0.421875

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings for the second fiscal quarter ended March 31, 2017, after the stock market closes on Wednesday, May 3, 2017. The Company will hold a conference call Thursday, May 4, 2017 at 8:30 a.m. EDT to discuss its earnings results.  Please call (855) 465-0177 to enter the conference call.  An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through June 4, 2017.  To hear the replay, please dial (855) 859-2056 and use playback conference number 56272750.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company’s website through July 4, 2017.

If you have questions prior to or following the earnings release you may e-mail them to capital@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

For further information: Gladstone Capital Corporation, 703-287-5893